            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2000

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CRITICAL PATH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   CALIFORNIA                                       91-178830
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                                320 FIRST STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 808-8800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               DOUGLAS T. HICKEY
                            CHIEF EXECUTIVE OFFICER
                              CRITICAL PATH, INC.
                                320 FIRST STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 808-8800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                              ALAN K. AUSTIN, ESQ.
                             MARK L. REINSTRA, ESQ.
                            BRIAN M. MCDANIEL, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
    SECURITIES TO BE            AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
       REGISTERED                REGISTERED               SHARE(1)                PRICE(1)            REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------------
Common Stock par value
  $0.01 per share........        3,805,821                $31.375             $119,407,633.87            $31,523.62
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee based upon the average of the high and low prices of the Common Stock on May 25, 2000, as quoted on the Nasdaq National Market.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS

                                      logo
                                3,805,821 Shares

                              CRITICAL PATH, INC.

                                  COMMON STOCK
                           -------------------------

     This Prospectus relates to the offering of our Common Stock that are or will be held by certain Selling Shareholders in exchange for exchangeable shares of Critical Path Messaging Co., a subsidiary of ours. These Selling Shareholders may sell the shares from time to time. We will pay certain of the expenses of this offering; however, the Selling Shareholders will bear the cost of all brokerage commissions and discounts. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

     The Selling Shareholders may offer and sell all the shares in the over-the-counter market or on one or more exchanges. The Selling Shareholders may sell the shares at the then prevailing market price for the shares or in negotiated transactions.

     Our Common Stock is listed on the Nasdaq National Market under the symbol "CPTH." On May 25, 2000, the closing price of our Common Stock on the Nasdaq National Market was $29.375 per share.

                           -------------------------
                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                           -------------------------
     The Securities and Exchange Commission may take the view that, under certain circumstances, the Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

                           -------------------------
     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------
                  THE DATE OF THIS PROSPECTUS IS MAY 26, 2000

     You should rely only on the information contained in this Prospectus. Neither we nor any of the Selling Shareholders have authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Common Stock. In this Prospectus, the "Company," "Critical Path," "we," "us," and "our" refer to Critical Path, Inc., a California corporation.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................    1
The Company.................................................    2
Risk Factors................................................    4
Use of Proceeds.............................................   16
Selling Shareholders........................................   16
Plan of Distribution........................................   23
Legal Matters...............................................   24
Experts.....................................................   24

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;
       and

     - The description of our Common Stock set forth in our Registration Statement on Form 8-A filed on February 1, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us as follows:

     Critical Path, Inc.
     320 First Street
     San Francisco, California 94105
     Attention: Investor Relations
     (415) 808-8800

                                  THE COMPANY

     We are a leading provider of complete end-to-end Internet messaging and collaboration solutions for Internet service providers or ISPs, telecommunications providers, web hosting companies, web portals and corporations. We provide services and products, both on a hosted and licensed basis, that enable our customers to provide feature-rich email, messaging, collaboration and directory services to their customers and employees. Our allsourcing strategy provides flexibility to our customers by giving them the option of using our Critical Path hosted services, licensing our software to run on their own hardware, or selecting a combination of both. Our solutions enable customers to improve messaging performance, reduce the cost of providing messaging services and focus on other aspects of their businesses.

     We have over 2,000 customers and reach over 100 million end-users and 20 million wireless devices through our customer relationships. Our customers include leading Internet companies such as AltaVista, eBay, E*TRADE, ICQ (a subsidiary of America Online) and Netscape as well traditional enterprises such as General Electric, Proctor & Gamble and Promus Hotel Corporation. International customers include Avantel, British Telecommunications, Cable and Wireless, Eircell, Global Telesystems Group, Korea Telecom, Sina and Starmedia. In addition, we have a number of relationships to expand our distribution channels with companies such as British Telecommunications, Compuserve, France Telecom, MCI Worldcom, Mitsui, Network Solutions, NTT, Qwest Communications, Sprint, US West and VeriSign.

     There are a number of trends that are driving demand for messaging and collaboration solutions. Email has broadened from a simple messaging tool to a widely accepted form of communication. At the same time, the complexity of individual messages and the scale of the supporting applications and hardware are growing dramatically, forcing businesses to dedicate significant resources to the operation and maintenance of their messaging systems. In addition, customers are increasingly demanding reliable and scalable service and enhanced product offerings. Accordingly, it is important for businesses to adopt more effective approaches to the management of their messaging and collaboration needs.

     Our end-to-end solutions complement our core email hosting services and support the growing demands of our rapidly expanding worldwide customer base. We provide a full spectrum of messaging and collaboration solutions, such as calendaring, document archival, Internet fax, secure document delivery, resource management and wireless access. Our solutions are supported by our global infrastructure with data centers located worldwide connected to key Internet exchange points.

     In recent months, we have significantly expanded our range of products and services and the delivery options we offer our domestic and international customers. Our extended messaging solutions include support for wireless devices through relationships with American Mobile Satellite, Arch Communications, Cellnet, VAST and other international wireless carriers; integrated calendaring and resource scheduling; bi-directional fax to email, security measures and directory services and collaborative messaging. In addition to our outsourced hosted services, we now offer midsourcing, where a customer selects which products and services to outsource to augment their existing messaging infrastructure, and insourcing, where a customer installs and maintains our software.

     Our objective is to be the premier provider of comprehensive, advanced messaging and collaboration services. We plan to attain this goal by:

     - Extending our technology leadership in messaging applications;

     - Acquiring new businesses and technologies that could expand our product and service offerings;

     - Developing and leveraging strategic relationships;

     - Increasing our sales and marketing efforts;

     - Offering value-added products and services such as secure guaranteed delivery, collaborative messaging and calendaring; and

     - Expanding our international presence.

RECENT DEVELOPMENTS

     To achieve our objectives, we have announced several recent acquisitions and strategic relationships that have expanded our range of products and customers and broadened our global reach, including:

     RemarQ Acquisition. On March 30, 2000, we acquired RemarQ Communities Inc., a provider of customized, collaborative message boards for business use. The total purchase price was valued at approximately $267.5 million in our Common Stock. The acquisition enables us to offer products that allow customers to hold online discussions for knowledge exchange and team collaboration over extranets, intranets, or the Internet.

     Critical Path Pacific Alliance. We have signed a memorandum of understanding to enter into a joint venture with Mitsui and Co., Ltd. and NTT Communications Corp. to bring our messaging solutions to Japan. The joint venture will leverage our technology, infrastructure and services; Mitsui's extensive partnerships in Japan and throughout Asia; and NTT's Data Centers and technical backbone to deliver advanced Internet messaging services to the Japanese business and wireless markets.

     Convertible Note Offering. On March 30, 2000, the Company issued $300 million of five-year, 5.75% Convertible Subordinated Notes ("Notes") due April 1, 2005 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. Holders may convert the Notes into shares of Critical Path's Common Stock at any time before their maturity or the business day before their redemption or repurchase by Critical Path. The conversion rate is 9.8546 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $101.48 per share.

     Interest is payable on April 1 and October 1 of each year with the first interest payment due on October 1, 2000. The Notes are subordinated in right of payment to all senior debt of Critical Path and effectively subordinated to all existing and future debt and all other liabilities of Critical Path's subsidiaries.

     On or after the third business day after April 1, 2003 through March 31, 2004, the Company has the option to redeem all or a portion of the Notes which have not been previously converted at the redemption price equal to 102.30% of the principal amount. During the period from April 1, 2004 through March 31, 2005, the Company has the option to redeem all or a portion of the Notes which have not been previously converted at the redemption price equal to 101.15% of the principal amount. The Notes will be non-callable for three years. In the event of a "Change in Control," as defined in the Notes' Offering Circular, the Holders have the option of requiring the Company to repurchase any Notes held at a price of 100% of the principal amount of the Notes plus accrued interest to the date of repurchase.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before deciding to invest in shares of our Common Stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this Prospectus, including our financial statements and the related notes.

     This Prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND FACE RISKS ASSOCIATED WITH EARLY STAGE COMPANIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

     Because we have had a limited operating history, it is difficult to evaluate our business and we may face various risks, expenses and difficulties associated with early stage companies. You should consider the risks, expenses and difficulties that we may encounter when making your investment decision. These risks include our ability to:

     - Acquire businesses and technologies;

     - Integrate the operations of the companies that we have recently acquired;

     - Manage growing domestic and international operations;

     - Create and maintain strategic relationships;

     - Expand sales and marketing activities;

     - Expand our customer base and retain key clients;

     - Introduce new services;

     - Compete in a highly competitive market;

     - Upgrade our systems and infrastructure to handle any increases in messaging traffic;

     - Reduce service interruptions; and

     - Recruit and retain key personnel.

WE HAVE A HISTORY OF LOSSES, EXPECT CONTINUING LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

     As of March 31, 2000, we had an accumulated deficit of approximately $206.4 million. We have not achieved profitability in any period, and expect to continue to incur net losses for the foreseeable future. We expect that our operating expenses will increase as we spend resources on building our business and that this increase may have a negative effect on operating results and financial condition in the near term.

     We have spent heavily on technology and infrastructure development. We expect to continue to spend substantial financial and other resources on developing and introducing new end-to-end Internet messaging and collaboration solutions, and expanding our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our cost of revenues, sales and marketing expenses, general and administrative expenses, operations and customer support expenses, and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenues. If revenues do not correspondingly increase, our operating results and financial condition could be negatively affected.

     Should we continue to incur net losses in future periods, we may not be able to increase the number of employees or investment in capital equipment, sales and marketing programs, and research and development in accordance with our present plans. We may never obtain sufficient revenues to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability in the future. This may, in turn, cause our stock price to decline.

DUE TO OUR LIMITED OPERATING HISTORY AND THE EMERGING NATURE OF THE INTERNET MESSAGING AND COLLABORATION SOLUTIONS MARKET, FUTURE REVENUES ARE UNPREDICTABLE, AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     We cannot accurately forecast our revenues as a result of our limited operating history and the emerging nature of the Internet messaging and collaboration solutions market. Our revenues could fall short of expectations if we experience delays or cancellations of even a small number of orders. We often offer volume-based pricing, which may affect operating margins. A number of factors are likely to cause fluctuations in operating results, including, but not limited to:

     - Continued growth of the Internet in general and of messaging and collaboration usage in particular;

     - Demand for outsourced messaging services;

     - Demand for licensing of messaging, directory, and other products;

     - Our ability to attract and retain customers and maintain customer satisfaction;

     - Our ability to upgrade, develop and maintain our systems and infrastructure;

     - The amount and timing of operating costs and capital expenditures relating to expansion of business and infrastructure;

     - Technical difficulties or system outages;

     - The announcement or introduction of new or enhanced services by competitors;

     - Our ability to attract and retain qualified personnel with Internet industry expertise, particularly sales and marketing personnel;

     - The pricing policies of competitors;

     - Failure to increase international sales; and

     - Governmental regulation surrounding the Internet and messaging in particular.

     In addition to the factors set forth above, operating results will be impacted by the extent to which we incur non-cash charges associated with stock-based arrangements with employees and non-employees. In particular, we have incurred and expect to continue to incur substantial non-cash charges associated with the grant of warrants to our customers and other parties with which we have commercial relationships. For example, we recognized a $2.1 million non-cash charge to advertising expense during the first quarter of 2000 in connection with the amortization of a warrant to ICQ, a subsidiary of America Online.

     Period-to-period comparisons of operating results are not a good indication of future performance. It is likely that operating results in some quarters will be below market expectations. In this event, the price of our Common Stock is likely to decline.

FURTHER ACQUISITIONS COULD RESULT IN DILUTION, OPERATING DIFFICULTIES AND OTHER CONSEQUENCES.

     We expect to acquire or invest in additional businesses, products, services and technologies that complement or augment our service offerings and customer base. Since January 1999, we have completed the acquisition of eight companies for an aggregate consideration consisting of cash, Common Stock and the assumption of stock options and warrants totaling approximately $1.3 billion.

     We are currently engaged in discussions with a number of companies regarding strategic acquisitions or investments. Although these discussions are ongoing, we have not signed any definitive agreements, and cannot assure you that any of these discussions will result in actual acquisitions. To be successful, we will need to identify suitable acquisition candidates, integrate disparate technologies and corporate cultures and manage a geographically dispersed company. We cannot assure you that we will be able to do this successfully. Acquisitions could divert attention from other business concerns and could expose us to unforeseen liabilities. In addition, we may lose key employees while integrating any new companies.

     We expect to pay for acquisitions by issuing additional Common Stock, which would dilute current shareholders. We may also use cash to make acquisitions. It may be necessary for us to raise additional funds through public or private financings. We cannot assure you that we will be able to raise additional funds at any particular point in the future or on favorable terms. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase operating expenses.

WE WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT US FROM SUCCESSFULLY INTEGRATING REMARQ, DOCSPACE, ISOCOR, FAXNET, XETI, AMPLITUDE, DOTONE AND FABRIK.

     Acquisitions involve risks related to the integration and management of acquired technology, operations and personnel. The integration of RemarQ, docSpace, ISOCOR, FaxNet, Xeti, Amplitude, dotOne, and Fabrik Communications into our business has been and will be a complex, time consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. We must operate as a combined organization utilizing, common information and communication systems, operating procedures, financial controls and human resources practices. In particular, we are currently evaluating, upgrading or replacing our financial information systems and establishing uniformity among the systems of the acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating the operations of our subsidiaries, including:

     - potential incompatibility of business cultures;

     - perceived adverse changes in business focus;

     - potential conflicts in sponsor, advertising or strategic relationships;
       and

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

     Consequently, we may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. We also cannot guarantee that these acquisitions will result in sufficient revenues or earnings to justify our investment in, or expenses related to, these acquisitions or that any synergies will develop. If we fail to execute our acquisition strategy successfully for any reason, our business will suffer significantly.

WE HAVE EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON RESOURCES AND OUR FAILURE TO MANAGE GROWTH COULD CAUSE OUR BUSINESS TO SUFFER.

     We have expanded our operations rapidly and intend to continue this expansion. The number of our employees increased from 93 on December 31, 1998 to 921 on March 31, 2000. This expansion has placed, and is expected to continue to place, a significant strain on managerial, operational and financial resources. To manage any further growth, we will need to improve or replace our existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. We will also need to continue the expansion of our operations and employee base. Our management may not be able to hire, train, retain, motivate and manage required personnel. In addition, our management may not be able to successfully identify, manage and exploit existing and potential market opportunities. If we cannot manage growth effectively, our business and operating results could suffer.

IF WE FAIL TO EXPAND SALES AND MARKETING ACTIVITIES, WE MAY BE UNABLE TO EXPAND OUR BUSINESS.

     Our ability to increase revenues will depend on our ability to successfully recruit, train and retain sales and marketing personnel. We plan to continue to invest significant resources to expand our sales and marketing organizations. Competition for additional qualified personnel is intense and we may not be able to hire and retain personnel with relevant experience.

     The complexity and implementation of our Internet messaging services require highly trained sales and marketing personnel to educate prospective customers regarding the use and benefits of our services. Current and prospective customers, in turn, must be able to educate their end-users. With our relatively brief operating history and our plans for expansion, we have considerable need to recruit, train and retain qualified staff. Any delays or difficulties encountered in these staffing efforts would impair our ability to attract new customers and to enhance our relationships with existing customers. This in turn would adversely impact the timing and extent of revenues. Because the majority of our sales and marketing personnel have recently joined us and have limited experience working together, our sales and marketing organizations may not be able to compete successfully against the larger and more experienced sales and marketing organizations of our competitors. If we do not successfully expand sales and marketing activities, our business could suffer and our stock price could decline.

UNPLANNED SYSTEM INTERRUPTIONS AND CAPACITY CONSTRAINTS COULD REDUCE OUR ABILITY TO PROVIDE MESSAGING AND COLLABORATION SERVICES AND COULD HARM OUR BUSINESS AND REPUTATION.

     Our customers have in the past experienced some interruptions in our messaging service. We believe that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk email, or "spam," attacks and operating system failures. For example, in January 2000, our customers experienced a service interruption due to an operating system failure. Our revenues depend on the number of end-users who use our messaging services. Our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of systems or networks or reduce our ability to provide email services. We expect to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, our business and reputation could suffer dramatically.

     We have entered into service agreements with some customers that require minimum performance standards, including standards regarding the availability and response time of messaging services. If we fail to meet these standards, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties. Any unplanned interruption of services may adversely affect our ability to attract and retain customers.

IF WE DO NOT SUCCESSFULLY ADDRESS THE RISKS INHERENT IN THE EXPANSION OF OUR INTERNATIONAL OPERATIONS, OUR BUSINESS COULD SUFFER.

     We intend to continue to expand into international markets and to spend significant financial and managerial resources to do so. If revenues from international operations do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer. At present, we have international operations in Argentina, Brazil, Canada, Denmark, France, Germany, Ireland, Italy, Switzerland and the United Kingdom and for the three months ended March 31, 2000 we derived approximately 50% of our revenues from international sales. We have limited experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

     - Unexpected changes in regulatory requirements including U.S. export restrictions on encryption technologies;

     - Difficulties and costs of staffing and managing international operations;

     - Differing technology standards;

     - Difficulties in collecting accounts receivable and longer collection periods;

     - Political and economic instability;

     - Fluctuations in currency exchange rates;

     - Imposition of currency exchange controls;

     - Potentially adverse tax consequences; and

     - Reduced protection for intellectual property rights in some countries.

     Any of these factors could adversely affect international operations and, consequently, business and operating results. Specifically, failure to successfully manage international growth could result in higher operating costs than anticipated, or could delay or preclude altogether our ability to generate revenues in key international markets.

WE DEPEND ON STRATEGIC RELATIONSHIPS AND OTHER SALES CHANNELS AND THE LOSS OF ANY STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS AND HAVE AN ADVERSE IMPACT ON REVENUES.

     We depend on strategic relationships to expand distribution channels and to undertake joint product development and marketing efforts. Our ability to increase revenues depends upon marketing services through new and existing strategic relationships. We have entered into written agreements with ICQ (a subsidiary of America Online), E*TRADE, Network Solutions, Sprint, MCI Worldcom and US West, among others. We depend on a broad acceptance of outsourced messaging services on the part of potential partners and acceptance of our company as the supplier for these outsourced messaging services. We also depend on joint marketing and product development through strategic relationships to achieve market acceptance and brand recognition. For example, through our relationship with E*TRADE, we can conduct shared advertising campaigns and include messaging services in E*TRADE's international strategic relationships. Our agreements with strategic partners typically do not restrict them from introducing competing services. These agreements typically are for terms of one to three years, and automatically renew for additional one-year periods unless either party gives prior notice of its intention to terminate the agreement. In addition, these agreements are terminable by our partners without cause, and some agreements are terminable by us, upon 30-120 days' notice. Most of the agreements also provide for the partial refund of fees paid or other monetary penalties in the event that our services fail to meet defined minimum performance standards. Distribution partners may choose not to renew existing arrangements on commercially acceptable terms, or at all. If we lose any strategic relationships, fail to renew these agreements or relationships or fail to develop new strategic relationships, business will suffer. The loss of any key strategic relationships would have an adverse impact on current and future revenue. In addition to strategic relationships, we also depend on the ability of our customers to sell and market our services to their end-users.

WE MAY NOT BE ABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE OF THE INTERNET MESSAGING AND COLLABORATION INDUSTRY.

     The Internet messaging industry is characterized by rapid technological change, changes in user and customer requirements and preferences, and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing email and messaging services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of prospective customers. If we don't properly identify the feature preferences of prospective customers, or if we fail to deliver email features which meet the standards of these customers, our ability to market our service successfully and to increase revenues could be impaired. The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may also be unable to use new technologies effectively or adapt services to customer requirements or emerging industry standards.

IF OUR SYSTEM SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

     A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. If these attempts are successful, customers' confidential information, including customers' profiles, passwords, financial account information, credit card numbers or other personal information could be breached. We may be liable to our customers for any breach in security and a breach could harm our reputation. We rely on encryption technology licensed from third parties. Although we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Failure to prevent security breaches may have a material adverse effect on business and operating results.

WE WILL CONTINUE TO DEPEND ON BROAD MARKET ACCEPTANCE FOR OUTSOURCED INTERNET-BASED EMAIL SERVICE.

     The market for outsourced Internet-based email service is new and rapidly evolving. Concerns over the security of online services and the privacy of users may inhibit the growth of the Internet and commercial online services. We cannot estimate the size or growth rate of the potential market for our service offerings, and we do not know whether our service will achieve broad market acceptance. To date a substantial portion of our revenues have been derived from sales of email service offerings and we currently expect that email service offerings will account for a substantial portion of our revenues for the foreseeable future. We depend on the widespread acceptance and use of outsourcing as an effective solution for email. If the market for outsourced email fails to grow or grows more slowly than we currently anticipate, our business would suffer dramatically.

WE EXPECT THE MESSAGING SERVICES MARKET WILL BE VERY COMPETITIVE AND WE WILL NEED TO COMPETE SUCCESSFULLY IN THIS MARKET.

     We expect that the market for Internet-based email service will be intensely competitive. In addition to competing with companies that develop and maintain in-house solutions, we compete with email service providers, such as USA.NET, Inc. and mail.com, and with product-based companies, such as Software.com, Inc. and Lotus Development Corporation. We believe that competition will increase and that companies such as Microsoft, which currently offers email products primarily to Internet service providers that provide access to the Internet; web hosting companies; web sites intended to be major starting sites for users when they connect to the Internet, commonly referred to as web portals; and corporations may leverage their existing relationships and capabilities to offer email services.

     We believe competition will increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Many current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Further, any delays in the general market acceptance of the email hosting concept would likely harm our competitive position. Any delay would also allow competitors additional time to improve their service or product offerings, and provide time for new competitors to develop email service solutions and solicit prospective customers within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause our business to suffer.

IF WE DO NOT SUCCESSFULLY ADDRESS SERVICE DESIGN RISKS, OUR REPUTATION COULD BE DAMAGED AND OUR BUSINESS AND OPERATING RESULTS COULD SUFFER.

     We must accurately forecast the features and functionality required by target customers. In addition, we must design and implement service enhancements that meet customer requirements in a timely and efficient manner. We may not successfully determine customer requirements and may be unable to satisfy customer demands. Furthermore, we may not be able to design and implement a service incorporating desired features in a timely and efficient manner. In addition, if any new service we launch is not favorably received by customers and end-users, our reputation could be damaged. If we fail to accurately determine customer feature requirements or service enhancements or to market services containing such features or enhancements in a timely and efficient manner, our business and operating results could suffer materially.

WE NEED TO UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO ACCOMMODATE INCREASES IN MESSAGING TRAFFIC.

     We must continue to expand and adapt our network infrastructure as the number of users and the amount of information we wish to transmit increases, and as their requirements change. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. Due to the limited deployment of services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is unknown, and we face risks related to the network's ability to operate with higher customer levels while maintaining expected performance.

     As the frequency and complexity of messaging increases, we will need to make additional investments in our infrastructure, which may be expensive. In addition, we may not be able to accurately project the rate or timing of messaging traffic increases or upgrade our systems and infrastructure to accommodate future traffic levels, which may cause service degradation or outages. We may also not be able to achieve or maintain a sufficiently high capacity of data transmission as customer usage increases. Customer demand for our services could be greatly reduced if we fail to maintain high capacity data transmission. In addition, as we upgrade our network infrastructure to increase capacity available to customers, we are likely to encounter equipment or software incompatibility which may cause delays in implementations. We may not be able to expand or adapt our network infrastructure to meet additional demand or customers' changing requirements in a timely manner or at all.

BECAUSE WE PROVIDE MESSAGING AND COLLABORATION SERVICES OVER THE INTERNET, OUR BUSINESS COULD SUFFER IF EFFICIENT TRANSMISSION OF DATA OVER THE INTERNET IS INTERRUPTED.

     The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing the Internet and transmitting data. To date we have not experienced a significant adverse effect from these interruptions. However, because we provide messaging and collaboration services over the Internet, interruptions or delays in Internet transmissions will adversely affect customers' ability to send or receive their messages. We rely on the speed and reliability of the networks operated by third parties. Therefore, our market depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

     We depend on telecommunications network suppliers such as Level 3, Qwest, Exodus and TeleHouse to transmit messages across their networks. In addition, to deliver our services, we rely on a number of public and private peering interconnections, which are arrangements among access providers to carry one another's traffic. If these providers were to discontinue these arrangements, and alternative providers did not emerge or were to increase the cost of providing access, our ability to transmit messaging traffic would be reduced. If we were to increase our current prices to accommodate any increase in the cost of providing access, it could negatively impact sales. If we did not increase prices in response to rising access costs, margins would be negatively affected. Furthermore, if additional capacity is not added as traffic increases, our ability to distribute content rapidly and reliably through these networks will be adversely affected.

IF WE ENCOUNTER SYSTEM FAILURES, WE MAY NOT BE ABLE TO PROVIDE ADEQUATE SERVICE AND OUR BUSINESS AND REPUTATION COULD BE DAMAGED.

     Our ability to successfully receive and send messages and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of computer and communications hardware and network systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. The occurrence of any of the foregoing risks could subject us to contractual monetary penalties if we fail to meet minimum performance standards, and could have a material adverse effect on business and operating results and damage our reputation.

WE MUST RECRUIT AND RETAIN OUR KEY EMPLOYEES TO EXPAND OUR BUSINESS.

     Our success depends on the skills, experience and performance of senior management and other key personnel, many of whom have worked together for only a short period of time. For example, our Chief Operating Officer and Chief Financial Officer have joined us within the past three months. The loss of the services of any senior management or other key personnel, including the President, David Thatcher, and Chief Executive Officer, Douglas Hickey, could materially and adversely affect business results. We do not have long-term employment agreements with any executive officers and other key personnel. Our success also depends on our ability to recruit, retain and motivate other highly skilled sales and marketing, technical and managerial personnel. Competition for these people is intense, and we may not be able to successfully recruit, train or retain qualified personnel. In particular, we may not be able to hire a sufficient number of qualified software developers.

UNKNOWN SOFTWARE DEFECTS COULD DISRUPT SERVICES, WHICH COULD HARM OUR BUSINESS AND REPUTATION.

     Our service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that, despite testing, defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase service costs, cause us to lose revenue, delay market acceptance or divert development resources, any of which could cause business to suffer.

WE MAY NEED ADDITIONAL CAPITAL AND RAISING ADDITIONAL CAPITAL MAY DILUTE EXISTING SHAREHOLDERS.

     We believe that existing capital resources will enable us to maintain current and planned operations for at least the next 12 months. However, we may be required to raise additional funds due to unforeseen circumstances. If capital requirements vary materially from those current planned, we may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing shareholders.

WE MAY NOT BE ABLE TO PROTECT INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers and partners to protect proprietary rights. Despite these precautions, unauthorized third parties may infringe or copy portions of our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have several patents pending in the United States and may seek additional patents in the future. We do not know if the patent application or any future patent application will be issued with the scope of the claims sought, if at all, or whether any patents received will be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

     Third parties may infringe or misappropriate copyrights, trademarks and similar proprietary rights belonging to us. In addition, other parties have asserted and may assert infringement claims against us. For example, a company that we acquired is a party to a lawsuit involving alleged infringement of a third party's patent. The recently acquired company has denied the allegations of infringement and has made counterclaims. Although we have not received notice of any other alleged patent infringement, we cannot be certain that our products do not infringe issued patents that may relate to our products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. We may be subject to legal proceedings and claims from time to time in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from operating our business.

WE MAY NEED TO LICENSE THIRD-PARTY TECHNOLOGIES AND WE FACE RISKS IN DOING SO.

     We intend to continue to license certain technology from third parties, including web server and encryption technology. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. These third-party in-licenses may expose us to increased risks, including risks related to the integration of new technology, the diversion of resources from the development of proprietary technology, and an inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. An inability to obtain any of these licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. Any such delays in services could cause our business and operating results to suffer.

THE TRADING PRICES AND VOLUMES OF OUR STOCK HAVE BEEN VOLATILE AND WE EXPECT THAT THIS VOLATILITY WILL CONTINUE.

     Our stock price and trading volumes have been highly volatile since our initial public offering on March 29, 1999. We expect that this volatility will continue in the future due to factors such as:

     - Actual or anticipated fluctuations in results of operations;

     - Changes in or failure to meet securities analysts' expectations;

     - Announcements of technological innovations and acquisitions;

     - Introduction of new services by us or our competitors;

     - Developments with respect to intellectual property rights;

     - Conditions and trends in the Internet and other technology industries;
       and

     - General market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business and operating results.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR OUR SERVICES OR INCREASE OUR COST OF DOING BUSINESS.

     Although there are currently few laws and regulations directly applicable to the Internet and messaging services, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for messaging services may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for our services and increase our cost of doing business, or otherwise harm business and operating results. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

WE MAY HAVE LIABILITY FOR INTERNET CONTENT AND WE MAY NOT HAVE ADEQUATE LIABILITY INSURANCE.

     As a provider of messaging services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via our services. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

     Although we carry general liability and umbrella liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There is also a risk that single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Should either of these risks occur, capital contributed by our stockholders may need to be used to settle claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our reputation and business and operating results, or could result in the imposition of criminal penalties.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

     As of April 30, 2000, we had approximately 62.1 million shares of Common Stock outstanding. Sales of a substantial number of shares of Common Stock in the public market could cause the market price of our Common Stock to decline. In the near future, 7.6 million shares, which amount includes the shares offered hereunder, will become eligible for sale under an S-3 registration statement that we will file to meet our registration rights obligations in connection with recent acquisitions. Up to 2.9 million shares may be issued upon the conversion of our Convertible Subordinated Notes and will become eligible for sale under an S-3 registration statement that we will file to meet our registration rights obligations in connection with our sale of Convertible Subordinated Notes. Certain of our shareholders and warrantholders have registration rights with respect to the Common Stock and Common Stock issuable under the warrants.

OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER US.

     After this offering, our directors, executive officers and principal shareholders will beneficially own a substantial portion of our outstanding Common Stock. These shareholders, if they vote together, will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of our company.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS WHICH COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     Our Articles of Incorporation and Bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock. Some of these provisions:

     - Authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of Common Stock;

     - Prohibit shareholder action by written consent; and

     - Establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale from time to time of the Common Stock. All proceeds from the sale of the Common Stock will go to the account of the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution" below.

                              SELLING SHAREHOLDERS

     The shares of our Common Stock to be offered and sold pursuant to this prospectus were issued in connection with our acquisition of the docSpace Company. Each former shareholder of the docSpace Company elected to receive shares of our Common Stock or exchangeable shares of Critical Path Messaging Co., our subsidiary, which may be exchanged on a one-for-one basis for shares of our Common Stock. As a result, a portion of the shares being described by this prospectus are held by Selling Shareholders and a portion will be held after the exchange on a one-for-one basis for shares of Critical Path Messaging Co., our subsidiary.

     The following table lists, as of the date of this Prospectus, (i) the name of each of the Selling Shareholders, (ii) the number of shares of Common Stock that each such Selling Shareholder beneficially owned as of such date, (iii) the number of shares of Common Stock owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus, and (iv) the number of shares of Common Stock to be held by each such Selling Shareholder assuming the sale of all the Common Stock offered under this Prospectus. Except as indicated, none of the Selling Shareholders has held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our Common Stock. We may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                                 SHARES BENEFICIALLY
                                                                                        OWNED
                                                SHARES       SHARES WHICH MAY     AFTER OFFERING(2)
                                             BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING SHAREHOLDER                OWNED(1)     TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            -------------------              ------------   ------------------   ------   ----------
Valerian C.W. Pappes(3)....................     529,653            529,653         0          *
  33 University Avenue, #2106
  Toronto, ON
  M5J 2S7
Shane V. Chrapko(3)........................     520,976            520,976         0          *
  700 Laurel Avenue
  Burlingame, CA 94010
Evan V. Chrapko(3).........................     508,535            508,535         0          *
  33 University Avenue, #2106
  Toronto, ON
  M5J 2S7
Sandra L. Wear(3)..........................     383,561            383,561         0          *
  50 Alexander Street, Suite 2801
  Toronto, ON
  M5J 2L6
M. Michael Serbinis(3).....................     287,962            287,962         0          *
  38 Elm Street, Suite 1901
  Toronto, ON
  M5G 2K5

                                                                                 SHARES BENEFICIALLY
                                                                                        OWNED
                                                SHARES       SHARES WHICH MAY     AFTER OFFERING(2)
                                             BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING SHAREHOLDER                OWNED(1)     TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            -------------------              ------------   ------------------   ------   ----------
Kenneth C. Nickerson(3)....................     143,231            143,231         0          *
  240 Richmond Street West, 6th Floor
  Toronto, ON
  M5G 1V6
Frank M. Clegg(3)..........................     143,231            143,231         0          *
  2365 Prince John Boulevard
  Mississauga, ON
  L5K 2J2
Daniel Leibu(3)............................      79,520             79,520         0          *
  55 Maitland, Suite 911
  Toronto, ON
  M4Y 1C9
Sumit Oberai(3)............................      51,277             51,277         0          *
  1001 Bay Street, Suite 706
  Toronto, ON
  M5S 3A6
Ken Schmitt(3).............................      36,667             36,667         0          *
  3 Lyndhurst Place
  London, ON
  N6C 4H7
Victor Chrapko(3)..........................      13,505             13,505         0          *
  Box 110
  Brosseau, AB
  T0B 0P0
Elizabeth Chrapko(3).......................      13,505             13,505         0          *
  Box 110
  Brosseau, AB
  T0B 0P0
Michael Corcoran(3)........................      25,000             25,000         0          *
  299 Keele Street
  Toronto, ON
  M6P 2K5
David Gillespie(3).........................      24,399             24,399         0          *
  66 Hunter Street
  Toronto, ON
  M4J 1C2
Donald Dew(3)..............................      20,793             20,793         0          *
  4 Sallis Drive
  Ajax, ON
  L1S 6Y8
Xina Chrapko(3)............................      16,371             16,371         0          *
  #4 Larch Cres
  Canmore, AB
  T1W 1S6

                                                                                 SHARES BENEFICIALLY
                                                                                        OWNED
                                                SHARES       SHARES WHICH MAY     AFTER OFFERING(2)
                                             BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING SHAREHOLDER                OWNED(1)     TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            -------------------              ------------   ------------------   ------   ----------
Marissa Dobozy(3)..........................      15,715             15,715         0          *
  300 Roncesvalles Avenue, Main Apt.
  Toronto, ON
  M5R 2M6
Rob Zuber(3)...............................      14,395             14,395         0          *
  17 Lee Avenue, Unit #1
  Toronto, ON
  M4E 2N8
John P. Joseph(3)..........................      14,323             14,323         0          *
  77 Davisville Avenue, #1502
  Toronto, ON
  M4S 1G4
Carmen D. Antoni(3)........................       9,638              9,638         0          *
  33 Harbour Square, #3223
  Toronto, ON
  M5J 2G2
Reg Shandro(3).............................       8,184              8,184         0          *
  4702-44 Street
  St. Paul, AB
  T0A 3A0
Ron Protacio(3)............................       8,072              8,072         0          *
  63 Beaconsfield Avenue
  Brampton, ON
  L6Y 4S2
Joan Kumlin(3).............................       4,911              4,911         0          *
  547 Woodpark Boulevard S.W.
  Calgary, AB
  T2W 3L7
1293314 Ontario Ltd.(3)....................       4,163              4,163         0          *
  7050 Woodbine Avenue, Suite 307
  Markham, ON
  M4S 2M5
Matt Thornton(3)...........................       4,056              4,056         0          *
  214 Westminster Avenue
  Toronto, ON
  M6R 1P1
Tom Martinicchio(3)........................       2,892              2,892         0          *
  201 Millwood Road, Upper Apartment
  Toronto, ON
  M4S 1J6
Blaine Horrocks(3).........................       2,540              2,540         0          *
  43 Winter Gardens Trail
  Scarborough, ON
  M1C 3M8

                                                                                 SHARES BENEFICIALLY
                                                                                        OWNED
                                                SHARES       SHARES WHICH MAY     AFTER OFFERING(2)
                                             BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING SHAREHOLDER                OWNED(1)     TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            -------------------              ------------   ------------------   ------   ----------
Terri Anne Day(3)..........................       2,440              2,440         0          *
  34 Holbrook Court
  Unionville, ON
  L3R 7P8
Byron Cassey(3)............................       2,368              2,368         0          *
  108 Dearbourne Avenue
  Toronto, ON
  M4K 1M7
Gorete Almeida(3)..........................       2,036              2,036         0          *
  95 Prince Arthur Avenue, #301
  Toronto, ON
  M5R 3P6
Irene Dimopoulos(3)........................       1,221              1,221         0          *
  691 Cosburn Avenue
  Toronto, ON
  M5R 3P6
Edward Wear, Inc.(3).......................       1,218              1,218         0          *
  8039 Adera Street
  Vancouver, BC
  V6P 6P3
Jodi Munro(3)..............................       1,138              1,138         0          *
  1397 Saginaw Crescent
  Mississauga, ON
  L5H 1X4
Martin Loeffler(3).........................         814                814         0          *
  362 Woodbine Avenue, Unit 2
  Toronto, ON
  M4L 2V6
Bil Harmer(3)..............................         541                541         0          *
  537 A Mount Pleasant Road
  Toronto, ON
  M4S 2M5
Scott Wiebe(3).............................         538                538         0          *
  77 Maitland Place, Apt. 415
  Toronto, ON
  M4Y 2V6
Aleksander Gargenta(3).....................         538                538         0          *
  7 St. Dennis Drive, Suite 1104
  Toronto, ON
  M3C 1E5
Jonathan Newman(3).........................         538                538         0          *
  390 Queens Quay West, #1006
  Toronto, ON
  M5V 3A6

                                                                                 SHARES BENEFICIALLY
                                                                                        OWNED
                                                SHARES       SHARES WHICH MAY     AFTER OFFERING(2)
                                             BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING SHAREHOLDER                OWNED(1)     TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            -------------------              ------------   ------------------   ------   ----------
Marisa Fernandes(3)........................         529                529         0          *
  4956 Natkarni Crescent
  Mississauga, ON
  L5V 1L5
Neil Shah(3)...............................         347                347         0          *
  77 Gerard Street West, #605
  Toronto, ON
  M5G 2A1
Brian Shickluna(3).........................         339                339         0          *
  25 Wood Street, #2511
  Toronto, ON
  M4Y 2P9
Felix Tin(3)...............................         333                333         0          *
  12 Berkinshaw Crescent
  Toronto, ON
  M3B 2T2
Laurie Harper(3)...........................         146                146         0          *
  620 Jarvis Street, #1908
  Toronto, ON
  M4Y 2R8
Shannon Craig(3)...........................       2,302              2,302         0          *
  82 Roncesvalles Avenue, #6
  Toronto, ON
  M6R 2K7
Antonio Santilli(3)........................       2,302              2,302         0          *
  97 Northey Drive
  Toronto, ON
  M2Z 2S8
Michael Kurtz(3)...........................       4,173              4,173         0          *
  188 Eglinton Avenue East, Apt. 808
  Toronto, ON
  M4P 2M5
Toucan Capital Corp. LLC(3)................     548,398            548,398         0          *
  3 Bethesda Metro Center, Suite 700
  Bethesda, MD 20814
Himalaya Capital LP(3).....................     164,623            164,623         0          *
  (other than Sumner)
  10 East 53rd Street, 20th Floor
  New York, NY 10022
G.M. Sumner(3).............................      21,077             21,077         0          *
  (partner in Himalaya)
  10 East 53rd Street, 20th Floor
  New York, NY 10022
C. Blair Fund Ltd.(3)......................       3,259              3,259         0          *
  5 Greenwich Office Park, 4th Floor
  Greenwich, CT 06831

                                                                                 SHARES BENEFICIALLY
                                                                                        OWNED
                                                SHARES       SHARES WHICH MAY     AFTER OFFERING(2)
                                             BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING SHAREHOLDER                OWNED(1)     TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            -------------------              ------------   ------------------   ------   ----------
C. Blair Partners, LP......................       1,328              1,328         0          *
  (other than LLC)
  5 Greenwich Office Park, 4th Floor
  Greenwich, CT 06831
C. Blair Capital LLC.......................         253                253         0          *
  (partner in C. Blair Partners)
  5 Greenwich Office Park, 4th Floor
  Greenwich, CT 06831
C. Blair Partners II, LP...................       7,215              7,215         0          *
  (other than 5 LLC partners)
  5 Greenwich Office Park, 4th Floor
  Greenwich, CT 06831
5 LLC Partners.............................       2,434              2,434         0          *
  (partners subject to w/h tax)
  5 Greenwich Office Park, 4th Floor
  Greenwich, CT 06831
Vinton L. Rollins..........................      30,814             30,814         0          *
  239 East 79th Street, Apt. #11-H
  New York, NY 10021
Michael C. Mathieu.........................      26,002             26,002         0          *
  6234 29th Avenue NE
  Seattle, WA 98115
Christopher A. Boies.......................       6,095              6,095         0          *
  120 East 34th Street, Apt 18J
  New York, NY 10016
David Boies................................       6,912              6,912         0          *
  2 Middle Patent Road
  Armonk, NY 10504
Robert B . Silver..........................       7,314              7,314         0          *
  4 Martine Avenue, Apt. #1217
  White Plains, NY 10606
Jonathan D. Schiller.......................       3,939              3,939         0          *
  5301 Wisconsin Avenue NW, Unit 570
  Washington, D.C. 20015
Norman A. Gretzinger.......................      18,806             18,806         0          *
  120 East 34th Street, #9C
  New York, NY 10016
Duncan G. Copeland.........................      18,806             18,806         0          *
  Copeland & Company
  13601 Query Mill Road
  Gaitherburg, MD 20878
Lu Li......................................       6,009              6,009         0          *
  10 East 53rd Street, 20th Floor
  New York, NY 10022

                                                                                 SHARES BENEFICIALLY
                                                                                        OWNED
                                                SHARES       SHARES WHICH MAY     AFTER OFFERING(2)
                                             BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING SHAREHOLDER                OWNED(1)     TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            -------------------              ------------   ------------------   ------   ----------
Patricia C. Aragones.......................       4,958              4,958         0          *
  640 West End Avenue, Apt. 10-A
  New York, NY 10024
Mark Rodreig...............................       5,232              5,232         0          *
  7 rue Paul
  Valery
  Paris, France 75116
John C. Kennedy............................       5,056              5,056         0          *
  814 Diamond Street
  San Diego, CA 92109
Dale Fuller................................       1,455              1,455         0          *
  Dale & Jennifer Fuller
  Trustee, Fuller Family Trust
  1130 Hillview Drive
  Menlo Park, CA 94025
John Kao...................................       1,455              1,455         0          *
  c/o The Idea Factory
  510 Third Street
  San Francisco, CA 94107
James C. Fleming...........................       1,311              1,311         0          *
  1219 Weston Road
  Scotts Valley, CA 95066
Kent Smith.................................       1,414              1,414         0          *
  4052 Prescott
  Dallas, TX 75219
Rich M. Webster............................                                        0          *
  13377 Christine Drive
  Saratoga, CA 95070                                720                720
                                              ---------          ---------
          Total............................   3,805,821          3,805,821
                                              =========          =========

- ------------------------
 *  Indicates less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after May 5, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes the sale of all Common Stock offered under this Prospectus.

(3) Consists of shares of Critical Path Messaging Co. that are exchangeable for shares of Critical Path.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may offer and sell the Common Stock covered by this Prospectus from time to time. The Selling Shareholder's pledgees, donees, transferees or other successors in interest that receive such Common Stock as a gift, partnership distribution or other non-sale related transfer may likewise offer and sell the Common Stock from time to time. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Common Stock on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The Selling Shareholders may sell the Common Stock by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. We may amend this Prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell our Common Stock short and redeliver the shares covered by this Prospectus to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Common Stock offered under this Prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge the shares of Common Stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, the Selling Shareholder may also sell the Common Stock under Rule 144 rather than pursuant to this Prospectus if the shares so qualify for resale under Rule 144.

     In effecting sales, brokers, dealers or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. We will pay all expenses incident to the offering and sale of the Common Stock covered by this Prospectus to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the Selling Shareholders that the anti-manipulation rules set forth in Regulation M under the Exchange Act may apply to sales of the Shares in the market and to the activities of the Selling Shareholders and its affiliates. In addition, we will make copies of this

Prospectus available to the Selling Shareholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Common Stock covered by this Prospectus. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of the shares of Common Stock covered by this Prospectus is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The Selling Shareholders may or may not sell all or any of the Common Stock covered by this Prospectus.

     We have agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective until February 2002. The Company intends to de-register any of the shares not sold by the Selling Shareholders at the end of such period; however, at such time, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, our legal counsel.

                                    EXPERTS

     Our consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

- ------------------------------------------------------
- ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON SUCH STATEMENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Where You Can Find More Information..    1
The Company..........................    2
Risk Factors.........................    4
Use of Proceeds......................   16
Selling Shareholders.................   16
Plan of Distribution.................   23
Legal Matters........................   24
Experts..............................   24

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                              CRITICAL PATH, INC.

                                3,805,821 Shares
                                       of
                                  Common Stock
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                  May 26, 2000

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Critical Path, Inc. (the "Company") will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and filing of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee........................................  $ 7,500
Legal fees and expenses.....................................   20,000
Accounting fees and expenses................................    5,000
Miscellaneous expense.......................................    8,000
                                                              -------
          Total.............................................  $40,500
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article V, Section B of our articles of incorporation (Exhibit 3.1 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourself, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------
 2.1       Asset Purchase Agreement, dated May 26, 1999, between the
           Registrant and Fabrik Communications, Inc. (Incorporated by
           reference to Exhibit 2.1 to the Registrant's Registration on
           Form S-1/A (File No. 333-78197))
 2.2       Agreement and Plan of Reorganization, dated October 20,
           1999, by and among Critical Path, Inc., Initialize
           Acquisition Corp. and ISOCOR. (Incorporated by reference to
           Annex A to the Registrant's Registration Statement on Form
           S-4 (File No. 333-92199))
 2.3       Agreement and Plan of Reorganization, dated June 22, 1999, among Critical Path, Inc., Amplitude Software Corp. and
           Apollo Acquisition Corp. (Incorporated by reference to
           Exhibit 2.1 to the Registrant's Current Report on Form 8-K
           (File No. 000-25331))
 2.4       Agreement and Plan of Reorganization, dated July 15, 1999, among Critical Path, Inc., dotOne Corporation and dotOne
           Acquisition Corp. (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K (File No.
           000-25331))
 2.5       Agreement and Plan of Reorganization, dated January 28,
           2000, by and among Critical Path, Inc., D.V. Acquisition
           Corp. and RemarQ Communities, Inc. (Incorporated by
           reference to Exhibit 2.5 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
 2.6       Agreement and Plan of Reorganization, dated November 3,
           1999, by and among Critical Path, Inc., Compass Holding
           Corp., Compass Acquisition Corp., 3034996 Nova Scotia
           Company, 3034997 Nova Scotia Company and The docSpace
           Company. (Incorporated by reference to Exhibit 2.6 to the
           Registrant's Annual Report on Form 10-K (File No.
           000-25331))
 2.7       Agreement and Plan of Reorganization, dated November 2,
           1999, by and among Critical Path, Inc., Wellfleet
           Acquisition Corp. and FaxNet Corporation. (Incorporated by
           reference to Exhibit 2.7 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
 2.8       Agreement and Plan of Reorganization, dated October 8, 1999, by and among Critical Path, Inc., Xeti Acquisition Corp. and
           Xeti, Inc. (Incorporated by reference to Exhibit 2.8 to the
           Registrant's Annual Report on Form 10-K (File No.
           000-25331))
 3.1       Amended and Restated Articles of Incorporation.
           (Incorporated by reference to Exhibit 3(i)(b) to the
           Registrant's Registration on Form S-1 (File No. 333-71499))
 3.2       Amended and Restated Bylaws. (Incorporated by reference to
           Exhibit 3(ii)(b) to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
 4.1       Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
 4.2       Warrant to Purchase Preferred Stock dated September 11, 1998 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.2 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.3       Warrant to Purchase Preferred Stock dated January 13, 1999 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.3 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.4       Warrant to Purchase Common Stock dated January 29, 1999
           issued by the Registrant to America Online, Inc.
           (Incorporated by reference to Exhibit 4.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------
 4.5       Indenture dated March 31, 2000, by and between Critical
           Path, Inc. and State Street Bank and Trust Company of
           California, N.A., Trustee, relating to the $300 million
           five-year, 5.75% Convertible Subordinated Notes due April 1,
           2005. (Incorporated by reference to Exhibit 4.5 to the
           Registrant's Quarterly Report Form 10-Q (File No.
           000-25331))
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
10.1       Form of Indemnification Agreement between the Registrant and each of its directors and officers. (Incorporated by
           reference to Exhibit 10.1 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.2       Employee Stock Purchase Plan. (Incorporated by reference to
           Exhibit 10.2 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.3       1998 Stock Plan and forms of stock option agreements
           thereunder. (Incorporated by reference to Exhibit 10.3 to
           the Registrant's Registration Statement on Form S-1 (File
           No. 333-71499))
10.4       Series B Preferred Stock Purchase Agreement dated September
           11, 1998. (Incorporated by reference to Exhibit 10.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.5       Amendment to Series B Preferred Stock Purchase Agreement
           dated January 13, 1999. (Incorporated by reference to
           Exhibit 10.5 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.6       Amended and Restated Investors' Rights Agreement dated
           September 11, 1998. (Incorporated by reference to Exhibit
           10.6 to the Registrant's Registration Statement on Form S-1
           (File No. 333-71499))
10.7       Amendment to the Amended and Restated Investors' Rights
           Agreement dated January 13, 1999. (Incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
10.8       Master Equipment Lease Agreement dated April 28, 1998, and
           Lease Line Schedule thereto, by and between the Registrant and Lighthouse Capital Partners II, L.P. (Incorporated by
           reference to Exhibit 10.8 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.9       Master Lease Agreement dated May 1, 1998, and addendum
           thereto, by and between the Registrant and Comdisco, Inc.
           (Incorporated by reference to Exhibit 10.9 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.10      Standard Industrial/Multitenant Lease-Gross dated June 20,
           1997 by and between the Registrant and 501 Folsom Street
           Building. (Incorporated by reference to Exhibit 10.10 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.11      Letter Agreement dated October 1, 1998 by and between the
           Registrant and Douglas Hickey. (Incorporated by reference to
           Exhibit 10.11 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.12      Promissory Note and Security Agreement dated November 2,
           1998 by and between the Registrant and Douglas Hickey.
           (Incorporated by reference to Exhibit 10.12 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.13      Warrant Agreement dated April 28, 1998 by and between the
           Registrant and Lighthouse Capital Partners II, L.P.
           (Incorporated by reference to Exhibit 10.13 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.14      Warrant Agreement dated May 1, 1998 by and between the
           Registrant and Comdisco, Inc. (Incorporated by reference to
           Exhibit 10.14 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------
10.15      Master Services Agreement dated December 10, 1998 by and
           between the Registrant and US West Communications Services,
           Inc. (Incorporated by reference to Exhibit 10.15 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.16      Email Services Agreement dated May 27, 1998 by and between the Registrant and Network Solutions, Inc. (Incorporated by
           reference to Exhibit 10.16 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.17      Email Services Agreement dated July 6, 1998 by and between the Registrant and Starmedia Network, Inc. (Incorporated by
           reference to Exhibit 10.17 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.18      Amendment to email Services Agreement September 30, 1998 by and between the Registrant and E*TRADE Group, Inc.
           (Incorporated by reference to Exhibit 10.18 to the
           Registration Statement on Form S-1 (File No. 333-71499))
10.19      Email Services Agreement dated September 14, 1998 by and
           between the Registrant and Sprint Communications Company
           L.P. (Incorporated by reference to Exhibit 10.19 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.20      Email Services Agreement dated March 19, 1998 by and between the Registrant and NTX, Inc. dba TABNet, Inc. (Incorporated
           by reference to Exhibit 10.20 to the Registrant's
           Registration Statement on Form S-1 (File No. 333-71499))
10.21      QuickStart Loan and Security Agreement dated May 12, 1998 by and between the Registrant and Silicon Valley Bank.
           (Incorporated by reference to Exhibit 10.21 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.22      Email Services Agreement dated January 29, 1999 by and
           between the Registrant and ICQ, Inc. (Incorporated by
           reference to Exhibit 10.22 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.23      Sublease dated February 8, 1999 by and between Times Direct
           Marketing, Inc. and the Registrant (Incorporated by
           reference to Exhibit 10.23 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.24      Promissory Note and Security Agreement dated January 26,
           1999 by and between the Registrant and Bill Rinehart.
           (Incorporated by reference to Exhibit 10.24 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.25      Office lease dated December 1999 by and between Ecker-Folsom
           Properties, LLC and the Registrant (Incorporated by
           reference to Exhibit 10.25 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
10.26      Office lease dated December 1999 by and between
           Ecker-FolsomProperties, LLC and the Registrant (Incorporated
           by reference to Exhibit 10.26 to the Registrant's Annual
           Report on Form 10-K (File No. 000-25331))
10.27      Secured Promissory Note and Security Agreement dated January
           18, 2000, by and between Critical Path, Inc. and Mark
           Rubash. (Incorporated by reference to Exhibit 10.28 to the
           Registrant's Quarterly Report on Form 10-Q (File No.
           000-25331))
21.1       List of Subsidiaries (Incorporated by reference to Exhibit
           21.1 to the Registrant's Annual Report on Form 10-K (File
           No. 000-25331))
23.1       Consent of Independent Accountants.
23.2       Consent of Counsel (included in Exhibit 5.1).
24.1       Power of Attorney (included on page II-4).

ITEM 17. UNDERTAKINGS.

A. UNDERTAKING PURSUANT TO RULE 415.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 26th day of May, 2000.

                                          CRITICAL PATH, INC.

                                          By:     /s/ DOUGLAS T. HICKEY
                                            ------------------------------------
                                                     Douglas T. Hickey
                                            Chief Executive Officer and Director

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Douglas
T. Hickey and David A. Thatcher and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 26th day of May, 2000 in the capacities indicated.

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----
                /s/ DOUGLAS T. HICKEY                    Chief Executive Officer and    May 26, 2000
- -----------------------------------------------------   Director (Principal Executive
                  Douglas T. Hickey                               Officer)

                 /s/ MARK J. RUBASH                    Executive Vice President, Chief  May 26, 2000
- -----------------------------------------------------   Financial Officer (Principal
                   Mark J. Rubash                         Financial and Accounting
                                                                  Officer)

                 /s/ DAVID C. HAYDEN                        Chairman of the Board       May 26, 2000
- -----------------------------------------------------
                   David C. Hayden

              /s/ CHRISTOS M. COTSAKOS                            Director              May 26, 2000
- -----------------------------------------------------
                Christos M. Cotsakos

                 /s/ LISA A. GANSKY                               Director              May 26, 2000
- -----------------------------------------------------
                   Lisa A. Gansky

                                                                  Director              May 26, 2000
- -----------------------------------------------------
                   Kevin R. Harvey

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----
                 /s/ JAMES A. SMITH                               Director              May 26, 2000
- -----------------------------------------------------
                   James A. Smith

                 /s/ GEORGE ZACHARY                               Director              May 26, 2000
- -----------------------------------------------------
                   George Zachary

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------
 2.1       Asset Purchase Agreement, dated May 26, 1999, between the
           Registrant and Fabrik Communications, Inc. (Incorporated by
           reference to Exhibit 2.1 to the Registrant's Registration on
           Form S-1/A (File No. 333-78197))
 2.2       Agreement and Plan of Reorganization, dated October 20,
           1999, by and among Critical Path, Inc., Initialize
           Acquisition Corp. and ISOCOR. (Incorporated by reference to
           Annex A to the Registrant's Registration Statement on Form
           S-4 (File No. 333-92199))
 2.3       Agreement and Plan of Reorganization, dated June 22, 1999, among Critical Path, Inc., Amplitude Software Corp. and
           Apollo Acquisition Corp. (Incorporated by reference to
           Exhibit 2.1 to the Registrant's Current Report on Form 8-K
           (File No. 000-25331))
 2.4       Agreement and Plan of Reorganization, dated July 15, 1999, among Critical Path, Inc., dotOne Corporation and dotOne
           Acquisition Corp. (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K (File No.
           000-25331))
 2.5       Agreement and Plan of Reorganization, dated January 28,
           2000, by and among Critical Path, Inc., D.V. Acquisition
           Corp. and RemarQ Communities, Inc. (Incorporated by
           reference to Exhibit 2.5 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
 2.6       Agreement and Plan of Reorganization, dated November 3,
           1999, by and among Critical Path, Inc., Compass Holding
           Corp., Compass Acquisition Corp., 3034996 Nova Scotia
           Company, 3034997 Nova Scotia Company and The docSpace
           Company. (Incorporated by reference to Exhibit 2.6 to the
           Registrant's Annual Report on Form 10-K (File No.
           000-25331))
 2.7       Agreement and Plan of Reorganization, dated November 2,
           1999, by and among Critical Path, Inc., Wellfleet
           Acquisition Corp. and FaxNet Corporation. (Incorporated by
           reference to Exhibit 2.7 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
 2.8       Agreement and Plan of Reorganization, dated October 8, 1999, by and among Critical Path, Inc., Xeti Acquisition Corp. and
           Xeti, Inc. (Incorporated by reference to Exhibit 2.8 to the
           Registrant's Annual Report on Form 10-K (File No.
           000-25331))
 3.1       Amended and Restated Articles of Incorporation.
           (Incorporated by reference to Exhibit 3(i)(b) to the
           Registrant's Registration on Form S-1 (File No. 333-71499))
 3.2       Amended and Restated Bylaws. (Incorporated by reference to
           Exhibit 3(ii)(b) to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
 4.1       Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
 4.2       Warrant to Purchase Preferred Stock dated September 11, 1998 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.2 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.3       Warrant to Purchase Preferred Stock dated January 13, 1999 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.3 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.4       Warrant to Purchase Common Stock dated January 29, 1999
           issued by the Registrant to America Online, Inc.
           (Incorporated by reference to Exhibit 4.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------
 4.5       Indenture dated March 31, 2000, by and between Critical
           Path, Inc. and State Street Bank and Trust Company of
           California, N.A., Trustee, relating to the $300 million
           five-year, 5.75% Convertible Subordinated Notes due April 1,
           2005. (Incorporated by reference to Exhibit 4.5 to the
           Registrant's Quarterly Report Form 10-Q (File No.
           000-25331))
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
10.1       Form of Indemnification Agreement between the Registrant and each of its directors and officers. (Incorporated by
           reference to Exhibit 10.1 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.2       Employee Stock Purchase Plan. (Incorporated by reference to
           Exhibit 10.2 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.3       1998 Stock Plan and forms of stock option agreements
           thereunder. (Incorporated by reference to Exhibit 10.3 to
           the Registrant's Registration Statement on Form S-1 (File
           No. 333-71499))
10.4       Series B Preferred Stock Purchase Agreement dated September
           11, 1998. (Incorporated by reference to Exhibit 10.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.5       Amendment to Series B Preferred Stock Purchase Agreement
           dated January 13, 1999. (Incorporated by reference to
           Exhibit 10.5 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.6       Amended and Restated Investors' Rights Agreement dated
           September 11, 1998. (Incorporated by reference to Exhibit
           10.6 to the Registrant's Registration Statement on Form S-1
           (File No. 333-71499))
10.7       Amendment to the Amended and Restated Investors' Rights
           Agreement dated January 13, 1999. (Incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
10.8       Master Equipment Lease Agreement dated April 28, 1998, and
           Lease Line Schedule thereto, by and between the Registrant and Lighthouse Capital Partners II, L.P. (Incorporated by
           reference to Exhibit 10.8 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.9       Master Lease Agreement dated May 1, 1998, and addendum
           thereto, by and between the Registrant and Comdisco, Inc.
           (Incorporated by reference to Exhibit 10.9 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.10      Standard Industrial/Multitenant Lease-Gross dated June 20,
           1997 by and between the Registrant and 501 Folsom Street
           Building. (Incorporated by reference to Exhibit 10.10 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.11      Letter Agreement dated October 1, 1998 by and between the
           Registrant and Douglas Hickey. (Incorporated by reference to
           Exhibit 10.11 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.12      Promissory Note and Security Agreement dated November 2,
           1998 by and between the Registrant and Douglas Hickey.
           (Incorporated by reference to Exhibit 10.12 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.13      Warrant Agreement dated April 28, 1998 by and between the
           Registrant and Lighthouse Capital Partners II, L.P.
           (Incorporated by reference to Exhibit 10.13 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.14      Warrant Agreement dated May 1, 1998 by and between the
           Registrant and Comdisco, Inc. (Incorporated by reference to
           Exhibit 10.14 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------
10.15      Master Services Agreement dated December 10, 1998 by and
           between the Registrant and US West Communications Services,
           Inc. (Incorporated by reference to Exhibit 10.15 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.16      Email Services Agreement dated May 27, 1998 by and between the Registrant and Network Solutions, Inc. (Incorporated by
           reference to Exhibit 10.16 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.17      Email Services Agreement dated July 6, 1998 by and between the Registrant and Starmedia Network, Inc. (Incorporated by
           reference to Exhibit 10.17 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.18      Amendment to email Services Agreement September 30, 1998 by and between the Registrant and E*TRADE Group, Inc.
           (Incorporated by reference to Exhibit 10.18 to the
           Registration Statement on Form S-1 (File No. 333-71499))
10.19      Email Services Agreement dated September 14, 1998 by and
           between the Registrant and Sprint Communications Company
           L.P. (Incorporated by reference to Exhibit 10.19 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.20      Email Services Agreement dated March 19, 1998 by and between the Registrant and NTX, Inc. dba TABNet, Inc. (Incorporated
           by reference to Exhibit 10.20 to the Registrant's
           Registration Statement on Form S-1 (File No. 333-71499))
10.21      QuickStart Loan and Security Agreement dated May 12, 1998 by and between the Registrant and Silicon Valley Bank.
           (Incorporated by reference to Exhibit 10.21 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.22      Email Services Agreement dated January 29, 1999 by and
           between the Registrant and ICQ, Inc. (Incorporated by
           reference to Exhibit 10.22 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.23      Sublease dated February 8, 1999 by and between Times Direct
           Marketing, Inc. and the Registrant (Incorporated by
           reference to Exhibit 10.23 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.24      Promissory Note and Security Agreement dated January 26,
           1999 by and between the Registrant and Bill Rinehart.
           (Incorporated by reference to Exhibit 10.24 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.25      Office lease dated December 1999 by and between Ecker-Folsom
           Properties, LLC and the Registrant (Incorporated by
           reference to Exhibit 10.25 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
10.26      Office lease dated December 1999 by and between
           Ecker-FolsomProperties, LLC and the Registrant (Incorporated
           by reference to Exhibit 10.26 to the Registrant's Annual
           Report on Form 10-K (File No. 000-25331))
10.27      Secured Promissory Note and Security Agreement dated January
           18, 2000, by and between Critical Path, Inc. and Mark
           Rubash. (Incorporated by reference to Exhibit 10.28 to the
           Registrant's Quarterly Report on Form 10-Q (File No.
           000-25331))
21.1       List of Subsidiaries (Incorporated by reference to Exhibit
           21.1 to the Registrant's Annual Report on Form 10-K (File
           No. 000-25331))
23.1       Consent of Independent Accountants.
23.2       Consent of Counsel (included in Exhibit 5.1).
24.1       Power of Attorney (included on page II-4).